Exhibit 99.1

Allison Transmission Senior Vice President, Operations and

Purchasing, David L. Parish to Retire December 31, 2015

INDIANAPOLIS – Oct. 16, 2015 – David L. Parish, Senior Vice President, Operations and Purchasing of Allison Transmission Holdings Inc. (NYSE: ALSN) has announced his retirement effective December 31, 2015. Michael A. Dick will succeed Dave effective January 1, 2016.

“Dave’s vision and guidance have led to important improvements in quality, delivery reliability, and cost management. These have all been significant factors in Allison’s outstanding global business performance for nearly two decades under his Operations leadership,” said Lawrence E. Dewey, Chairman, President & CEO, Allison Transmission. “He has an outstanding work ethic, professional commitment, and is a great role model to the business.”

“Mike is a strong leader with the process and industry knowledge that is required to guide a global operation,” said Dave Parish. “He is always looking for ways to improve and ultimately make the business stronger.”

Parish has been with General Motors and subsequently Allison Transmission, Inc., for 38 years. He began his career as an Associate Industrial Engineer and has held numerous job responsibilities over the years. He had the responsibility of building and establishing manufacturing and assembly operations in Hungary and India while assuring all global operations met Allison’s high standards for quality, reliability and durability.

Dick has been with Allison Transmission for nine years and has been in his current role of Vice President, Purchasing, Supplier Quality, and Manufacturing Engineering since 2012. Before that, Mike served as the Executive Director, Manufacturing Engineering from 2007 to 2012 and Plant Manager of the 1000/2000 Series™ products from 2006 to 2007. Before joining Allison, Mike worked for the New Venture Gear Corporation (the General Motors – Chrysler Joint Venture) where he served as the VP and Division Manager.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

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Contact

Melissa L. Sauer

Executive Director, Corporate Affairs & Communications

Melissa.Sauer@allisontransmission.com

317-242-3855